Press release

RBC Bearings Incorporated Announces Fiscal 2014 First Quarter Results

Oxford, CT – August 6, 2013 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2014.

First Quarter Highlights

	Q1 FY 2014		Q1 FY 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$102.7		$103.3		-0.6%
Gross margin	$40.5		$38.4		5.3%
Gross margin %	39.4%		37.2%
Operating income	$22.3	$22.9	$22.0	$22.0	1.4%	4.2%
Operating income %	21.7%	22.3%	21.3%	21.3%
Net income	$15.1	$15.2	$17.2	$13.9	-11.9%	8.7%
Diluted EPS	$0.65	$0.66	$0.76	$0.62	-14.5%	6.5%

(1) Results exclude items in reconciliation below.

“The first quarter of fiscal 2014 demonstrated a strong shift in demand to our aircraft products,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are pleased with the volumes achieved, the outlook of our current markets, and our record improvement in operating margins.”

First Quarter Results

Net sales for the first quarter of fiscal 2014 were $102.7 million, a decrease of 0.6% from $103.3 million in the first quarter of fiscal 2013. The decrease in net sales was mainly the result of a 22.0% decrease in industrial sales driven by OEM volume declines in mining, oil and gas, and military vehicles, largely offset by a 22.2% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket. Gross margin for the first quarter was $40.5 million compared to $38.4 million for the same period last year. Gross margin as a percentage of net sales was 39.4% in the first quarter of fiscal 2014 compared to 37.2% for the same period last year.

SG&A for the first quarter of fiscal 2014 was $17.0 million, an increase of $0.9 million over the same period last year. As a percentage of net sales, SG&A was 16.5% for the first quarter compared to 15.6% for the same period last year.

Other operating expenses for the first quarter of fiscal 2014 totaled $1.2 million, an increase of $0.8 million, compared to $0.4 million for the same period last year. For the first quarter of fiscal 2014 other operating expenses consisted of $0.6 million associated with the consolidation and restructuring of the large bearing facilities, $0.4 million of amortization of intangibles and $0.2 million in other expenses. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles.

Operating income for the first quarter of fiscal 2014 was $22.3 million, an increase of 1.4% compared to operating income of $22.0 million for the same period last year. As a percentage of net sales, operating income was 21.7% compared to 21.3% for the same period last year. Excluding costs associated with the consolidation and restructuring of the large bearing facilities, operating income for the first quarter of fiscal 2014 would have been $22.9 million compared to $22.0 million for the same period last year. As a percentage of net sales excluding these costs, operating income would have been 22.3% compared to 21.3% for the same period last year.

Interest expense, net for the first quarter of fiscal 2014 was $0.2 million compared to $0.2 million for the same period last year.

Other non-operating income was $0.2 million for the first quarter of fiscal 2014 compared to other non-operating income of $3.3 million for the same period last year. The income in the first quarter of fiscal 2014 was mainly due to foreign exchange gains. In the first quarter of fiscal 2013 the income of $3.3 million was mainly due to the receipt of $3.6 million in CDSOA payments offset by $0.3 million of foreign exchange losses.

Income tax expense for the first quarter of fiscal 2014 was $7.1 million compared to $7.9 million for the same period last year. Our effective income tax rate for the first quarter of fiscal 2014 was 32.1% compared to 31.6% for the same period last year. The effective income tax rates for the first quarter of fiscal 2014 and 2013 includes a $0.4 million and $0.9 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of state income tax audits and the expiration of federal and state statutes of limitation. The effective income tax rates without these discrete items would have been 33.8% for the first quarter fiscal 2014 compared to 35.0% for the same period last year.

Net income for the first quarter of fiscal 2014 was $15.1 million compared to $17.2 million for the same period last year. Excluding the after tax impact of the consolidation and restructuring of the large bearing facilities, CDSOA payment and the discrete tax benefits, net income would have been $15.2 million for the first quarter of fiscal 2014, an increase of 8.7% compared to $13.9 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2014 was 65 cents per share compared to 76 cents per share for the same period last year. Excluding the consolidation and restructuring of the large bearing facilities, the after tax impact of the CDSOA payment and the discrete tax benefits, diluted EPS for the first quarter of fiscal 2014 would have been 66 cents per share compared to 62 cents per share for the same period last year, an increase of 6.5%.

CDSOA Payment

In the first quarter of fiscal 2013, the Company received approximately $3.6 million in payments under the U.S. Continued Dumping and Subsidy Offset Act (“CDSOA”). The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below “Operating income” in “Other non-operating (income) expense” on the Consolidated Statement of Operations. For further information please refer to the press release and 8-K filing dated April 26, 2012.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-318-8618 (international callers dial 617-399-5137) and enter conference ID # 93144009. An audio replay of the call will be available from 1:00 p.m. ET on Tuesday, August 6th until 11:59 p.m. ET on Tuesday, August 13th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 37941480. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,189 people and operates 24 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 29,	June 30,
	2013	2012

Net sales	$102,668	$103,334
Cost of sales	62,199	64,891
Gross margin	40,469	38,443

Operating expenses:
Selling, general and administrative	16,984	16,097
Other, net	1,187	352
Total operating expenses	18,171	16,449

Operating income	22,298	21,994

Interest expense, net	241	215
Other non-operating (income) expense	(192)	(3,301)
Income before income taxes	22,249	25,080
Provision for income taxes	7,133	7,916
Net income	$15,116	$17,164

Net income per common share:
Basic	$0.66	$0.78
Diluted	$0.65	$0.76

Weighted average common shares:
Basic	22,786,979	22,030,272
Diluted	23,101,243	22,596,404

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

Reconciliation of Reported Operating Income to	Three Months Ended
Adjusted Operating Income:	June 29,	June 30,
	2013	2012

Reported operating income	$22,298	$21,994
Consolidation and restructuring of large bearing facilities	628	-
Adjusted operating income	$22,926	$21,994

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	June 29,	June 30,
Adjusted Net Income Per Common Share:	2013	2012

Reported net income	$15,116	$17,164
Consolidation and restructuring of large bearing facilities (1)	416	-
CDSOA payment (1)	-	(2,368)
Discrete tax benefit	(382)	(862)
Adjusted net income	$15,150	$13,934
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.66	$0.63
Diluted	$0.66	$0.62

Weighted average common shares:
Basic	22,786,979	22,030,272
Diluted	23,101,243	22,596,404

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 29,	June 30,
Segment Data, Net External Sales:	2013	2012

Plain bearings segment	$57,090	$55,397
Roller bearings segment	28,350	31,397
Ball bearings segment	9,455	9,387
Other segment	7,773	7,153
	$102,668	$103,334

	Three Months Ended
	June 29,	June 30,
Selected Financial Data:	2013	2012

Depreciation and amortization	$3,735	$3,683

Incentive stock compensation expense	$1,220	$1,127

Cash provided by operating activities	$17,381	$26,517

Capital expenditures	$5,801	$6,057

Total debt	$10,223	$992

Cash and short-term investments	$128,108	$90,921

Backlog	$218,876	$211,532